Exhibit 16.1

September 8, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Tortuga Mexican Imports Inc.
Commission File Number 333-102945

We have read the statements that we understand Tortuga Mexican Imports Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Malone & Bailey, PLLC

Malone & Bailey, PLLC